Exhibit 5.1

OFFICE ADDRESS	18-20, rue Edward Steichen L-2540 LUXEMBOURG
TELEPHONE	+352 466 230 301
FAX	+352 466 234
INTERNET	www.loyensloeff.lu

Trinseo S.A.

4, rue Lou Hemmer

L-1748 Luxembourg-Findel

Grand Duchy of Luxembourg

Luxembourg, 15 March 2016

Dear Sirs,

Trinseo S.A. - S-3 Registration Statement

1                                                  Introduction

We have acted as special legal counsel in the Grand Duchy of Luxembourg (Luxembourg) to Trinseo S.A., a Luxembourg public limited liability company (société anonyme) with registered office at 4, rue Lou Hemmer, L-1748 Luxembourg-Findel, Grand Duchy of Luxembourg and registered with the Luxembourg register for trade and companies (the RCS) under number B153.549 (the Company).

This legal opinion (the Opinion) is issued to you in connection with the Form S-3 registration statement (the Registration Statement) being filed with the Securities and Exchange Commission under the United States Securities Act of 1933 on 15 March 2016 in connection with the potential sale of (a portion of) the 37,269,567 ordinary shares in the capital of the Company with a nominal value of USD 0.01 each held by Bain Capital Everest Manager Holding SCA, a Luxembourg corporate partnership limited by shares (société en commandite par actions), having its registered office at 4, rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 153.537 (the Shares).

2                                                  Scope of Inquiry

For the purpose of this Opinion we have examined electronically transmitted copies of the following documents:

(a)                       the consolidated text of the articles of association (statuts consolidés) of the Company, as of 17 July 2014 (the Articles) drawn up by Maître Francis Kesseler, notary residing in Esch sur Alzette;

(b)                       the deed of incorporation of the Company dated 3 June 2010 drawn up by Maître Carlo Wersandt, notary residing in Luxembourg, acting in replacement of Maître

All services are provided by Loyens & Loeff Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) having its registered office at 18-20, rue Edward Steichen, L-2540 Luxembourg, Luxembourg, with a share capital of Eur 25,200 and registered with the Luxembourg Register of Commerce and Companies Luxembourg (Registre de Commerce et des Sociétés, Luxembourg) under number B 174.248. All its services are governed by its General Terms and Conditions, which include a limitation of liability, the applicability of Luxembourg law and the competence of the Luxembourg courts. These General Terms and Conditions may be consulted via www.loyensloeff.lu.

AMSTERDAM     •     ARNHEM     •     BRUSSELS     •     LUXEMBOURG     •     ROTTERDAM     •     DUBAI
HONG KONG     •     LONDON     •     NEW YORK     •     PARIS     •     SINGAPORE     •     TOKYO     •     ZURICH

Henri Hellinckx, notary residing in Luxembourg (the Deed of Incorporation);

(c)                       the resolutions adopted at an extraordinary general meeting of shareholders of the Company on 17 June 2010, 3 February 2011, 29 April 2011, 8 May 2012, 8 August 2012, 30 May 2014 and 17 July 2014 (the Shareholders Resolutions);

(d)                       a PDF copy of the shares register (registre des actions) of the Company (the Register);

(e)                        the information pertaining to the Company available on the website of Luxembourg Official Gazette - Mémorial C (www.legilux.lu) on the date of this Opinion (the Legilux Information);

(f)                         an excerpt pertaining to the Company delivered by the RCS on the date of this Opinion (the Excerpt); and

(g)                        a certificate of absence of judicial decisions (certificats de non-inscription d’une décision judiciaire) pertaining to the Company delivered by the RCS on the date of this Opinion with respect to the situation of the Company one business day prior to the date of this Opinion (the RCS Certificate).

3                                                  Assumptions

We have assumed the following:

(a)                       the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

(b)                       all factual matters and statements (including but not limited to, the statements included in the Deed of Incorporation and the Shareholders Resolutions) relied upon or assumed in this Opinion are and were true and complete on the date of filing of the Registration Statement (and any document in connection therewith) and the date of this Opinion;

(c)                        the information recorded in the Register and the Legilux Information are true, complete, accurate and up-to-date on the date of this Opinion, and the Register will be held at all times in Luxembourg; and

(d)                       the Articles, the Deed of Incorporation, the Shareholders Resolutions, the Excerpt and the RCS Certificate are true and accurate and in full force and effect and have not been amended, rescinded, revoked or declared null and void.

4                                                  Opinion

Based upon the assumptions made above and subject to the qualifications set out below and any factual matter not disclosed to us, we are of the following opinion:

4.1                                        The Shares have been duly issued, subscribed for and fully paid up in accordance with the Articles and the laws of Luxembourg and are non-assessable.

5                                                  Miscellaneous

5.1                                        We express no opinion, nor do we imply any opinion, as to any laws other than Luxembourg laws. This Opinion and all rights, obligations, issues of interpretation and liabilities in relation to it are governed by, and shall be construed in accordance with, Luxembourg law.

5.2                                        We consent to the filing of this opinion with the Commission as Exhibit to the Registration Statement. We also consent to the reference of our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the US Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

Loyens & Loeff Luxembourg S.à r.l.

/s/ Frédéric Franckx
Frédéric Franckx
Avocat